UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 20, 2019

CYRUSONE INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Cedar Springs Road, Suite 900,

Dallas, TX 75201

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 350-0060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CONE	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 8.01 - OTHER EVENTS

On November 20, 2019, CyrusOne Inc., a Maryland corporation (the “Company”), announced that its operating partnership, CyrusOne LP, a Maryland limited partnership (the “Operating Partnership”), and CyrusOne Finance Corp., a Maryland corporation and a wholly owned subsidiary of the Operating Partnership (together with the Operating Partnership, the “Issuers”), commenced tender offers (each, a “Tender Offer”) to purchase for cash, subject to certain terms and conditions, any and all of their outstanding 5.000% Senior Notes due 2024 and 5.375% Senior Notes due 2027 (together, the “Existing Notes”). In conjunction with the Tender Offers, the Issuers also commenced solicitations of consents (the “Consent Solicitations”) to amend the indentures governing each series of Existing Notes to reduce the notice requirements for optional redemption from 30 days to 3 business days, to eliminate substantially all of the restrictive covenants and certain events of default and to eliminate or modify certain other provisions contained in each indenture. A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1.

Assuming full participation by the holders of the Existing Notes in the Tender Offers and Consent Solicitations by the early tender date described in the related offer to purchase and consent solicitation and using current treasury rates, the aggregate total consideration payable in respect of the Existing Notes pursuant to the Tender Offers and Consent Solicitations would be approximately $1,272 million. As a result, based on such assumptions, the Company expects to incur a related one-time charge in the fourth quarter of 2019.

On November 20, 2019, the Company also announced that the Issuers intend to offer senior notes due 2024 and senior notes due 2029 (together, the “New Notes”) in a registered public offering (the “Notes Offering”), subject to market and other conditions. The New Notes will be guaranteed by the Company. The Issuers intend to use the net proceeds from the Notes Offering: (i) to complete the Tender Offers and Consent Solicitations, (ii) for the redemption and discharge of any Existing Notes that remain outstanding after the completion of the Tender Offers and Consent Solicitations, (iii) for the payment of related premiums, fees, discounts and expenses and (iv) for general corporate purposes. A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.2.

The Company is currently exploring a potential €500 million debt financing, the proceeds of which would be used to settle certain currency swaps the Operating Partnership has in place, repay some Euro denominated revolver borrowings and for general corporate purposes, including financing some of the Company’s development activities in Europe. The Company cannot assure you as to the timing of this Euro debt financing or whether it will be completed on the terms contemplated or at all.

This report does not constitute notice of redemption under the optional redemption provisions of the indentures governing the Existing Notes nor an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. In addition, this report is neither an offer to purchase, nor the solicitation of an offer to sell, any securities, including the Existing Notes.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Announcing Tender Offers and Consent Solicitations
99.2	Press Release Announcing Public Offering of Senior Notes
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

Date: November 20, 2019	By:	/s/ Robert M. Jackson
Robert M. Jackson
Executive Vice President, General Counsel and Secretary